Exhibit 99.6
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                           STOCK OPTION AGREEMENT


      This STOCK OPTION AGREEMENT (the "Agreement") is between REFAC TECHNOLOGY DEVELOPMENT CORPORATION, a Delaware corporation ("REFAC"), and the Grantee whose name appears on the Schedule attached to this Agreement (the "Grantee").

      Because of exceptional services provided as a Director of REFAC by the Grantee, the Grantee has been granted an option on the terms and conditions set forth in this Agreement and the Schedule.

      Terms which are defined in the Stock Purchase Agreement will have the meanings set forth therein and the following terms will have the following meanings when used in this Agreement:

      "Expiration Date" is the earliest of (1) the last date on which any Options can be exercised as set forth in the Schedule, (2) the date 5 years after the date of grant.

      "Schedule" means the schedule attached to the end of this Agreement listing information about the Options being granted to the Grantee.

      Section 1. OPTIONS. To the extent indicated in the Schedule, the Grantee is hereby granted an option to purchase shares of Common Stock, par value of $0. 10, of REFAC (an 'Option'), at a price per share equal to the Option Price set forth on the attached schedule.

      Section 2.  EXERCISE OF RIGHTS.

      2.1 TIMES WHEN COMMON STOCK CAN HE PURCHASED. Except as noted on the Schedule, Options will become exercisable immediately on the date of grant.

      2.2 NOTICE. If the holder of an Option wishes to exercise any of the holder's rights, the holder must give notice of exercise to REFAC at REFAC's principal office. The holder must give the notice in writing in form satisfactory to the REFAC. The holder must include with the notice full payment for any Common Stock being purchased under any Option (unless, REFAC shall have provided otherwise), and a fully executed Stock Purchase Agreement in the form attached hereto.

      2.3  PAYMENT.

      2.3.1. Payment of the Option Price for any Common Stock being purchased under an Option must be made in cash, by certified or bank check or by delivering to REFAC stock of REFAC which the Grantee already owns. If the Grantee pays by delivering stock of REFAC, the holder must include with the notice of exercise the certificates for the stock duly endorsed for transfer. REFAC will value the stock delivered by the Grantee at its fair market value on the date of receipt and, if the value of the stock delivered by the Grantee exceeds the amount required under this Section 2.3.1., will return to the Grantee cash in an amount equal to the value, so determined, of any fractional portion of a share of stock exceeding the amount required and will issue a certificate for any whole share of stock exceeding the amount required.

      2.3.2. The holder cannot buy any Common Stock under an Option unless, at the time the holder gives notice of exercise to REFAC, the holder includes with such notice payment in cash or by certified or bank check of all local, state or federal withholding taxes due, if any, on account of buying Common Stock under the Option or gives other assurance to REFAC of the payment of those withholding taxes.

      2.4 TRANSFER. REFAC shall deliver certificates for Common Stock bought under an Option as soon as practicable after receiving payment for the Common Stock and for any taxes under Section 2.3, and all documents required under the Stock Purchase Agreement and the Agreement. The certificates will be made out in the name of the holder and shall be legended as set forth in the Stock Purchase Agreement. If any law, regulation or interpretation requires REFAC to take any action regarding the Common Stock, before REFAC issues certificates for the Common Stock being purchased, REFAC may delay delivering the certificates for the Common Stock for the period necessary to take that action.

      Section 3. TERMINATION. In the event that the services of Grantee shall terminate (other than for reason of death), all Options then outstanding (and not earlier terminated in accordance with their terms), may be exercised by such Grantee within ninety (90) days after the date of such termination. If Grantee dies while a Director of REFAC, all Options then outstanding (and not earlier terminated in accordance with their terms), may be exercised by the heirs, distributees, or legal representatives of the Grantee within one year after the date of death.

      Section 4. GOVERNING PROVISIONS. The Agreement is subject to the Stock Purchase Agreement and all of the provisions of the Stock Purchase Agreement are also provisions of this Agreement. If there is a difference or conflict between the provisions of the Agreement and/or the provisions of the Stock Purchase Agreement, the provisions of the Stock Purchase Agreement will govern as to the limitations on the resale of Common Stock purchased. By signing the Agreement, the Grantee confirms that he has received a copy of the Stock Purchase Agreement attached to this Agreement.

      Section 5.  MISCELLANEOUS.

      5.1 ENTIRE AGREEMENT. This Agreement and the Stock Purchase Agreement contain all of the understandings between REFAC and Grantee concerning all Options granted, and includes all earlier negotiations and understandings. REFAC and Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in the Agreement, the Stock Purchase Agreement.

      5.2 TERM OF SERVICES. By entering into this Agreement, REFAC does not give Grantee any right to continue to be a Director of REFAC or to be entitled to any remuneration or benefits not set forth in the Agreement or the Stock Purchase Agreement. None of the provisions of this Agreement or the Stock Purchase Agreement will interfere with or limit the right of REFAC to end Grantee's services at any time.

      5.3 CAPTIONS. The captions and section numbers appearing in the Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Agreement.

      5.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when signed by REFAC and Grantee will be deemed an original and all of which together will be deemed the same Agreement.

      5.5 NOTICE. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to REFAC, at the principal office of REFAC and, if to Grantee, to Grantee's last known address on the personnel records of REFAC.

      5.6 SUCCESSION AND TRANSFER. Options are not transferable other than by will or by the laws of descent and distribution, and Options may be exercised during the lifetime of the Grantee only by the Grantee. In the event of the Grantee's death, Options may be exercised by heirs, distributees or legal representatives of the Grantee, but only with respect to such number of shares which could have been acquired by the Grantee at the time of the Grantee's death.

      5.7 GOVERNING LAW. The Agreement shall be governed and construed exclusively in accordance with the law of the State of New York applicable to agreements to be performed in the State of New York to the extent it may apply.

           REFAC and Grantee have caused Agreement to be signed and delivered as of the date set forth on the Schedule.

                         REFAC TECHNOLOGY DEVELOPMENT CORPORATION


                         By:______________________________________


                           _______________________________________
                                  Title



                           _______________________________________
                                  (Grantee)



                  REFAC TECHNOLOGY DEVELOPMENT CORPORATION

                      STOCK OPTION AGREEMENT SCHEDULE


 IDENTIFICATION.

 1.   Name of Grantee:                                     *

 2.   Address of Grantee:



 3.   Social Security Number of Grantee:

 4.   Date of Option Agreement:                            February 7, 1996

 TERMS OF GRANT.

 1.   Stock Options.

      a.   Number of Common Stock:                             10,000

           (1)  Incentive Stock Option:
                                                             ---------
          (2)  Nonincentive Stock Option:                     10,000
                                                             ----------
      b.   Fair Market Value per share as of date of grant:  $   5.81
                                                             -----------
      c.   Option Price:

           (1)  Incentive Stock Option:                      $
                                                             ------------
           (2)  Nonincentive Stock Option:                   $   5.81
                                                             ------------

      d.   Date of grant:

           (1)  Incentive Stock Option:

           (2)  Nonincentive Stock Option:                   February 7, 1996

      e.   Expiration Date:

           (1)  Incentive Stock Option:

           (2)  Nonincentive Stock Option:                   February 7, 2001

      f.   Time(s) at which Options become(s)
             exercisable:                                    2,000 Immediately
                                                             and 2,000 per year
                                                             commencing on the
                                                             first anniversary

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   *   Same schedule provided for each of Neil R. Austrian, Robin L. Farkas,
       Mark N. Kaplan, Herbert W. Leonard and Ira T. Wender.